Exhibit 99.1

Sigyn CEO Note: Combating the Rising Threat of New Pandemic Viruses

SAN DIEGO, March 05, 2025 — Sigyn Therapeutics, Inc. (“Sigyn” or the “Company”) (OTCQB: SIGY), today released the following note authored by its Chairman and CEO, Jim Joyce.

Dear Readers,

Aside from ongoing COVID infections and one of the deadliest influenza seasons in a quarter century, the range of life-threatening viruses endangering humans continues to expand. Failure to contain these threats could severely impact already fragile economies.

As was the case with COVID-19, blood purification therapies are a critical first line of defense to treat emerging viral pathogens. In the United States, the FDA first granted Emergency Use Authorization (EUA) to four COVID-19 treatments, all of which were extracorporeal blood purification technologies. Three of these devices were designed to reduce excessive inflammatory cytokine production (the cytokine storm), while the mechanism of the fourth device was primarily directed toward pathogen removal.

With an ability to target viral pathogens, inflammatory cytokines, and other relevant factors, Sigyn TherapyTM establishes a next-generation strategy to address both known and newly emerging viral threats. Amid their increasing prevalence, consider recent viral outbreak reports:

●	Mpox, previously known as monkeypox, has been declared a public health emergency of international concern. To date, infections have been reported in 127 countries, including the United States. In the past week, a new mpox variant has emerged, potentially enhancing the virus’s ability to spread among humans.

●	In January, a Marburg virus outbreak in Tanzania resulted in an alarming 89% case fatality rate.

●	Last month, an Ebola virus outbreak was declared in Kampala, the capital of Uganda.

●	The World Health Organization has reported that nearly half of the 950 recorded human cases of H5N1 bird flu infections have been fatal.

●	A measles virus outbreak in the United States has now spread across 11 states, with the death of a young child occurring last week.

●	In the Democratic Republic of Congo, a yet-to-be-named virus has infected over 400 individuals since February 9th, leading to 53 deaths—most occurring within just 48 hours of first symptoms.

●	Meanwhile, global warming continues to accelerate the spread of mosquito-borne viruses, including Dengue, Zika, Chikungunya, and West Nile virus.

Given the scope of viral threats around the globe, Sigyn Therapy targets multiple mechanisms that contribute to life-threatening viral infections.

Removal of Infectious Viruses from the Bloodstream

Sigyn Therapy clears viral pathogens from the bloodstream before they can infect healthy cells. Why is this important? Because a single virus can replicate thousands of new viruses from just one infected cell. Disrupting viral replication gives the immune system a critical advantage in combating infection.

Previously, I oversaw the development a virus reduction device that played a critical role in saving the life of an Ebola-infected physician who was comatose with multiple organ failure. During a six-hour treatment, the device extracted 242 million Ebola viruses from the doctor’s bloodstream. Now consider that each of those viruses had the potential to replicate thousands of new viruses, which would continue to produce progeny viruses had the infection not been brought under control.

Nonetheless, we designed Sigyn Therapy to target a broader range of relevant therapeutic targets with increased efficiency. Incorporated within Sigyn Therapy is a formulation of adsorbent components with more than 200,000 square meters of surface area on which to remove circulating targets. In regard to increased efficiency, the entire bloodstream of an average size individual can be processed through our device ~15 times during a four-hour treatment. Also note that we designed Sigyn Therapy for use on dialysis and CRRT machines that are already located in hospitals around the world. To date, Sigyn Therapy has been demonstrated to reduce the circulating presence of COVID-19 and other tested viruses from human blood plasma.

Removal of Bacterial Toxins from the Bloodstream

The inflammatory response to a viral infection can increase intestinal permeability, which allows bacterial toxins that reside in the gut to leak into the bloodstream. This phenomenon can induce cytokine storm syndrome, a life-threatening immune response in which the body releases excessive inflammatory cytokines in an uncontrolled manner. To date, Sigyn Therapy has been demonstrated to reduce the circulating presence of both gram-positive and gram-negative bacterial toxins, including endotoxin from human blood plasma.

At present, the targeted removal of endotoxin from the bloodstream has emerged to become a leading strategy to treat sepsis, the #1 cause of death in U.S. hospitals. Additionally, the treatment of endotoxemia in dialysis patients is an early clinical and business opportunity for Sigyn Therapy as most U.S. dialysis patients suffer from this disorder.

Removal of Inflammatory Cytokines from the Bloodstream

Cytokines regulate the immune response during a viral infection. They play a crucial role in virus detection, immune cell activation, inflammation, and viral clearance. However, uncontrolled cytokine responses can lead to excessive inflammation, tissue damage, and organ failure. These are defining features of sepsis.

In severe infections, dampening down the excessive production of inflammatory cytokines is critical for patient survival. To date, Sigyn Therapy has been demonstrated to reduce the circulating presence of IL-6, TNF-a, and IL-1b from human blood plasma. These are among the most relevant cytokines involved in life-threatening inflammation.

Removal of Viral Exosomes from the Bloodstream

Viral exosomes are released from virus-infected cells and contribute to virus proliferation, immune evasion, and excessive inflammation. Reducing the presence of viral exosomes in the bloodstream may help to reduce disease severity and complications. To date, the adsorbent components housed in Sigyn Therapy have been demonstrated to rapidly reduce the presence of 104nm liposomes from human blood plasma. Based on their similar size and surface characteristics, liposomes have long been a model for exosome studies.

Removal of Viral Toxins from the Bloodstream

Beyond addressing viruses and other relevant targets, we believe Sigyn Therapy can reduce the circulating presence of glycoproteins (viral toxins) that shed from the surface of viral pathogens and interfere with the immune response. Nonetheless, we need to conduct confirmatory in vitro studies. Our rationale for targeting viral toxins? They are highly concentrated in the bloodstream of infected individuals and act as decoys that sequester antibodies from being delivered to intended viral targets. As a result, viruses can evade the immune response and continue to persist within the infected host.

Augmenting the Benefit of Antiviral Drugs

Sigyn Therapy is a first-line countermeasure to treat infectious viruses for which there is no approved antiviral drug. Note that the vast majority of viruses that infect humans are not addressed with corresponding antiviral drugs. However, should an antiviral drug be available to combat an emerging viral threat, Sigyn Therapy can be deployed synergistically to reduce baseline viral load as a means to enhance the potential effectiveness of the drug.

By lowering viral load, Sigyn Therapy may augment a drug’s ability to control and eliminate infection and simultaneously may reduce the risk that a mutation evolves to cause drug resistance. Furthermore, a reduced viral load may enable an antiviral drug to act more quickly, potentially shortening the severity and duration of illness.

Sigyn Therapy Clinical Strategy

In regard to clinical strategy, we have established the protocol of a human feasibility study that will enroll end-stage renal disease (ESRD) subjects with endotoxemia and concurrent inflammation (excess inflammatory cytokine production), which are prevalent, yet untreatable conditions that shorten the lives of dialysis patients. At this point, you may recall that endotoxin and inflammatory cytokines are also critically important targets that underly sepsis and life-threatening viral infections.

While the primary endpoint of our feasibility study safety, its successful completion establishes potential opportunities to advance Sigyn Therapy as a countermeasure to treat emerging viral threats under compassionate-use and emergency-use programs in the United States and abroad. I say this from personal experience as the same device referenced earlier in the treatment of the Ebola was also approved by FDA under Emergency-Use Authorization based on safety data and pre-clinical in vitro studies. The device was also approved under similar provisions in Germany and Canada.

The successful completion of our feasibility study also sets-the-stage for pivotal studies required for market clearance to treat endotoxemia and concurrent inflammation in ESRD patients. This is a compelling opportunity as endotoxemia impacts a majority of the 550,000 individuals on dialysis in the United States. A value of therapeutic strategy that helped to extend the lives of ESRD patients is quantifiable to the dialysis industry, dominated by Fresenius Medical Care and DaVita, Inc. in North America. Based on the number of ESRD patients treated in their networks, each month of extended life would equate to approximately $1 billion in added revenues for each company. Based on these factors, we can leverage our ESRD opportunity to build a strong business foundation.

When evaluating our opportunities in infectious disease, the question isn’t whether new pandemic viruses will emerge, but when the next outbreaks will occur?

Thank you for taking the time to read my note.

Sincerely, Jim

About Sigyn Therapeutics™

Sigyn Therapeutics is developing next-generation blood purification therapies to address life-threatening infectious disease disorders. Sigyn TherapyTM has been demonstrated to reduce the presence of viral pathogens, bacterial toxins, inflammatory cytokines, and other relevant therapeutic targets from human blood plasma. Based on these capabilities, Sigyn TherapyTM is a candidate to treat life-threatening viruses, endotoxemia, and sepsis, the leading cause of death in U.S. hospitals. The clinical protocol of first-in-human studies incorporates Sigyn Therapy into regularly scheduled dialysis treatments to address endotoxemia and concurrent inflammation, which are highly prevalent disorders that shorten the lives of end-stage renal disease (ESRD) patients. The value of extending ESRD patient lives is quantifiable based its potential impact on dialysis industry revenues.

The Company also has an oncology pipeline comprised of ImmunePrepTM, a platform to enhance the delivery of immunotherapeutic antibodies; ChemoPrepTM to improve the delivery of chemotherapeutic agents; and ChemoPureTM to reduce chemotherapy toxicity. If successfully advanced, the Company’s therapies offer to provide strategic value to the dialysis and biopharmaceutical industries.

To learn more about Sigyn Therapeutics, visit: www.SigynTherapeutics.com

CONTACTS:

Sigyn Therapeutics, Inc.

Johan Louw

Senior Vice President of Strategic Programs

281.660.1815

jlouw@SigynTherapeutics.com

Jim Joyce

CEO, Inventor

Email: jj@SigynTherapeutics.com

Cautionary Note Regarding Forward-Looking Statements

This information in this press release contains forward-looking statements of Sigyn Therapeutics, Inc. (“Sigyn”) that involve substantial risks and uncertainties. All statements contained in this summary are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “estimate,” “potentially” or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Sigyn’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences may include, without limitation, the Company’s ability to clinically advance Sigyn Therapy in human studies required for market clearance, the Company’s ability to manufacture Sigyn Therapy, the Company’s ability to raise capital resources, and other potential risks. The foregoing list of risks and uncertainties is illustrative but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K, and in the Company’s other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this report speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.